Exhibit 10.13

American Restaurant Concepts, Inc.
Summary of Compensation Arrangement With Daniel Slone

The following is a summary of the compensation arrangement for Daniel Slone in connection with his appointment as the Chief Financial Officer of American Restaurant Concepts, Inc. effective August 19, 2013.

Annual Base Salary: $1.00